Exhibit 10.27

TRINSEO S.A. 46A avenue John F. Kennedy L-1855 Luxembourg Grand Duchy of Luxembourg

[Date]

[Director Nominee Name]

[Address]

Dear [Director Nominee Name],

The Nominating and Corporate Governance Committee (the "NCGC") of Trinseo S.A. (the “Company” or “Trinseo”) is pleased to proffer you as a candidate to join the Board of Directors (the “Board”) of the Company at the next available vacancy on the Board.  Your appointment would take effect at a mutually agreeable date following the necessary approvals from the Board.  This Letter Agreement outlines the terms of your potential appointment to the Board.

In connection with your appointment as a member of the Board, you will be entitled to:

•	An annual Cash Retainer fee of $90,000, which will be paid quarterly.

•

An annual Equity Retainer, payable in the form of restricted stock units (“RSU’s”) equivalent to $120,000 in value which will fully vest on the first anniversary of each respective grant date, subject to your continued service as a member of the Board.  The first grant of RSUs will be awarded following your appointment to the Board. You will receive subsequent grants annually at the time of the Company's annual meeting of shareholders.

The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

As a member of the Board, the following apply to you:

•	You will receive indemnification as set forth in the Company’s articles of association.

•	Prior to and after your appointment, you are required to notify the Company’s Legal Department of any potential or actual conflicts of interest that may arise with respect to the Company.

•

You will be subject to Trinseo’s share ownership guidelines for members of the Board and for key employees, which stipulate that you are expected to own five (5) times your annual cash retainer in Trinseo stock within five (5) years from the date you become a Board member.

We hope that you are interested in this potential opportunity to join the Company’s Board of Directors and to serve on various committees.  Please note that the Board's committee structure is overseen by the NCGC and subject to Board approval.  If you join the Board, the NCGC will review with you potential committee assignments.

Please indicate your agreement with these terms and accept this conditional offer by signing, dating and returning this letter to Marilyn Horner, SVP Human Resources.

Yours very truly,

[Director and Chairman of NCGC]

Cc: [Names of NCGC Members]

I have read, understand and accept this conditional offer to join the Trinseo S.A. Board of Directors:

[Director Nominee Name]	Date